Exhibit 10.5

AMENDMENT TO

KEY MANAGER SEVERANCE AGREEMENT

WHEREAS, IMC Global Inc., a Delaware corporation (the “Company”) and E. Paul Dunn (the “Employee”) entered into that certain Key Manager Severance Agreement as of December 13, 2002 (the “Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the agreements and covenants contained in the Agreement, and in consideration of the agreements and covenants contained herein, the sufficiency of which is acknowledged, the Employee and the Company hereby agree to the amendment of the Agreement as follows:

Paragraphs 2 and 3 of Section 5(h) are amended to read as follows:

2.                                       for the three (3) year period following Termination, the Employee will not solicit, in competition with the Company, directly or indirectly, any person who is a client, customer or prospect (as such terms are defined below) (including, without limitation, purchasers of the Company’s products) for the purpose of performing services and/or providing goods and services of the kind performed and/or provided by the Company in the business of producing and distributing potash, phosphate, animal feed ingredients or salt or any other significant business in which the Company is engaged or is preparing to engage in as of the Effective Date of this Section 5;

3.                                       for the three (3) year period following Termination, the Employee will not induce or persuade or attempt to induce or persuade any employee or agent of the Company to terminate his or her employment, agency, or other relationship with the Company in order to enter into any employment, agency or other relationship with any business that is not affiliated with the Company;

IIN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement this 20 day of October, 2004.

For the Company:	/s/ Douglas A. Pertz

Employee	/s/ E. Paul Dunn Jr.